Exhibit 10.70

Beijing House-leasing Contract

Leaser (Party A): Guan Ailing		ID Type and Number:ID Card No.: 370202197407204427
Agent: Wang Lijun	ID Card No.: 132525197804023310	Tel: 13301376078
Lessee (Party B): Benefactum Alliance Business Consultant (Beijing) Co., Ltd.		Business License No.:91110108078587665C

Legal representative: Liu Bodang

ID Card No.: 411023197810216035

In accordance with the Contract Law of People's Republic of China and the provisions of the relevant laws and regulations, Party A and Party B have reached the following agreement on the related matters of house leasing on the basis of equality, voluntariness:

Article 1 Basic conditions of house

(I) The house is located at 1105/1106, 10F, Building No. 1, No. 6, Danleng Street, Zhongguancun, Haidian District, Beijing, with the covered area of 170.88 m2.

(II) Condition of the house ownership: owned by Party A (House Ownership Certificate/ Leasing Contract for Public-owned Housing / Contract for House Transaction/ Other Certificates for the Source of the House ), certificate No. of housing ownership: X Jing Fang Quan Zheng Hai Zi No. 311905, X Jing Fang Quan Zheng Hai Zi No. 306005 .

Article 2 House leasing conditions and registration records

(I) Lease purpose: For office use.

(II) It is leased for nonresidential purpose. Party A shall handle the house-leasing contract for records at the Housing Administration Department where the house is located within 30 days from the date of signing the house-leasing contract.

Article 3 Term of lease

(I) The term of lease is from March 29, 2018 to March 28, 2020, for a total of two years. The House Delivery List shall be subject to the previous contract (the date of signing of both parties: March 29, 2018; the term of lease: March 29, 2018 to March 28, 2020).

(II) After the expiry of the leasing or the termination of the contract, Party A shall be entitled to take back the premises. Party A and Party B shall conduct acceptance inspection to the conditions of the house, affiliated articles, equipments and facilities and use of water and electricity. And both parties shall settle the costs that shall be born by each party.

If it is needed to continue to rent, Party B shall make requests for renewing the lease from Party A 60 days in advance (Written form/ Oral form). Both parties shall sign a new house-leasing contract by consensus.

Article 4 Rent and guarantee deposit

(I) Rent standard and mode of payment: the rent shall be: 12 Yuan/day/m2. The total of monthly rent shall be: 62371.2 Yuan (amount in words: sixty-two thousand three hundred and seventy-one Yuan with twenty cents ). The rent shall be paid quarterly; the total of the quarterly rent shall be: ¥ 187113.6 (amount in words: one hundred and eighty-seven thousand one hundred and thirteen Yuan with sixty cents). This rent shall not include property fee and heating fee.

The property fee and the heating fee will be paid by Party A on behalf of Party B, and Party B shall pay the actual costs to Party A. Party A shall provide Party B with the invoice issued by the relevant administrative department. The property fee shall be 24 Yuan/m2/month and shall be paid semiannually (namely, in June and December). And the total amount shall be: ¥ 24606.72 (amount in words: twenty-four thousand six hundred and six Yuan with seventy-two cents); the total of the annual property fee shall be: ¥ 49213.44 Yuan (amount in words: forty-nine thousand two hundred and thirteen Yuan with forty-four cents). The heating fee shall be 94 Yuan/m2/heating season, for a total of ¥ 16062.72 Yuan (amount in words: sixteen thousand and sixty-two Yuan with seventy-two cents).

In case of any adjustment of national policy, the property fee and the heating fee shall be adjusted accordingly in accordance with the provisions of the state and the relevant administrative department. Mode of payment: (Cash/Cheque for transfer/Bank transfer). The payment date of the rent and costs of each stage: the rent and the costs of the next stage shall be paid before 10th of the first month of each quarter.

If the leasee fails to pay the rent, the property fee and the heating fee in time, exceeding the 10th day, the overdue fine shall be paid to the lessor by 1% of the monthly rent for each overdue day; for exceeding the 20th day, it will be regarded as the termination of the leasing contract by the leasee, which constitutes a fundamental breach. The lessor shall be entitled to take back the premises and the leasee shall be pursued for the breach of contract.

(II) Guarantee deposit: The guarantee deposit is transfered from the previous contract to this contract, for a total of RMB ninety-three thousand five hundred and fifty-six Yuan with eighty cents (¥: 93556.8 Yuan).

In case of the termination of tenancy, if the leasee will not renew the lease without any behavior of breach of contract, the lessor shall return the guarantee deposit to the leasee within five days (free of interest).

If the lessee is in violation of the provisions of this contract during the lease period, which causes that the lessor fails to collect the rent, expenses or losses, the lessor may deduct some or all of the deposit. If the deposit is not sufficient to cover the payment, the lessee shall pay for the payment in 10 days and make up the deposit.

(III) Party B shall, in accordance with the following account information specified by Party A, pay all the payment due under this leasing agreement. All the payment shall be calculated in RMB and paid in RMB.

Account name: Guan Ailing

Account No.: 6228480018114337878

Article 5 Ways of undertaking responsibilities for other related expenses

In the following expenses within the lease term, (8) shall be born by Party A; and (1) (2) (3) (4) (5) (6) (7) (9) shall be born by Party B: (1) water charge (2) electric charge (3) telephone bill (4) TV license fee(5) heating fee (6) Internet access fee (7) property management fee (8) house leasing tax (9) parking fee.

Article 6 Sublease

Unless otherwise agreed by the parties, the lessee shall obtain the written consent of the lessor before subleasing the partial or total property to others in the lease term.

Article 7 Bilateral responsibilities

(I) During the lease term, the lessee shall be responsible for repairing and restoring the house and its facilities or compensating economic losses in case of deliberate or negligent damage.

(II) During the period of the lease, the lessee shall pay the relevant expenses on time.

(III) During the period of the lease, the lessor shall cooperate with the lessee for the rental invoice.

(IV) When using the house, the lessee shall not change the house structure and purpose arbitrarily, shall not store any prohibited goods, inflammables and explosive products, etc. Meanwhile, the lessee must strictly follow the laws and regulations and observe the socialist ethics.

(V) In case of the termination of the contract due to the breach of contract by the lessee, the lessor shall have the right to unilaterally take back the property without permission of the lessee, and the lessee shall unconditionally immediately move out of the house. If the lessee does not return the key of the house, the lessor shall be entitled to enter into the house in conjunction with the personnel of the management office as a witness. And the articles stored by the lessee in the house will be checked and sold off for the compensation of the rent in arrears and other related costs. In case of the surplus, it shall be handed back to the lessee. The lessee shall be aware of this and shall voluntarily accept it.

(VI) The lessor shall deliver the house and its facilities to the lessee to use on time. For non residential purposes, the lessor shall handle the house-leasing contract for records at the Housing Administration Department where the house is located within 30 days from the date of signing the house-leasing contract.

(VII) The lessor shall ensure the right to rent the house. In the term of the lease, if all or part of the ownership of the house is transferred or other matters which may affect the rights and interests of the lessee, the lessor shall guarantee that the new owner or other third party which may affect the rights and interests of the lease can continue to abide by the terms of the contract, otherwise, if the rights and interests of the lessee are damaged due to such reason, the lessor shall take liability for damage.

(VIII) The lessor shall actively cooperate with the lessee for decoration, industrial and commercial registration, tax and other related matters, to assist the the lessee and property management to handle the related decoration, check in procedures.

(IX) In case of the rental housing with a mortgage, if the property owner is insolvent, which does not affect the performance of the lease contract and the interests of the lessee, otherwise, the lessor shall compensate the related losses caused to the lessee.

(X) After the expiration of the lease, if the lessee does not continue to use the house, the decorated fixtures of the house shall be retained to the lessor.

(XI) (Renewed term) After the expiration of the lease, if renewal, under the same conditions of the priority to rent, lease, the annual increase proportion of the rent shall not exceed 10% of the rent standards of this contract ; if the lessee will not continue to use the premises, the decoration of house and fixtures shall be retained to the lessor. The office supplies, furniture and the articles which can be moved without damaging the house can be taken away.

(XI) (Agreed to amend the term) The agent shall issue a letter of authorization from the lessor, the letter of authorization shall include the lessor and the designated collection account.

(XII) (Renewed term) Party B shall guarantee the legitimate business, the use of rental house in accordance with the law. In case of any damages caused to the surrounding and other third party due to Party B's reason, Party B shall compensate for it.

Article 8 Provisions of termination and dissolution of the contract

(I) This contract may be dissolved through mutual consultation.

(II) Under any of the following circumstances, the termination of the contract will be conducted. Both parties are not liable for liability for breach of contract: ①the premises shall be included in the scope of housing demolition due to the needs of urban construction; ② the premises is damaged, lost, or other losses are occurred due to the force majeure such as earthquake and fire.

Article 9 Dealing with breach of contract

This provision follows the requirements of the first phase of the contract.

Article 10 Other covenants

In case of any disputes due to this contract, it shall be resolved through consultation; if no settlement can be reached through friendly negotiation, any party may submit the dispute to the court where the house is located.

Remarks: payment time and amount: ① the first quarter March 29 - June 28, the rent and the property fee payable of the first half year: ¥211720.32 (amount in words: two hundred and eleven thousand seven hundred and twenty Yuan with thirty-two cents); ② the second quarter June 29 - Sept. 28, the rent payable: ¥187113.6 (amount in words: one hundred and eighty-seven thousand one hundred and thirteen Yuan with sixty cents); ③ the third quarter Sept. 29 - Dec. 28, the rent and the property fee and the heating fee payable of the second half year: ¥227783.04(amount in words: two hundred and twenty-seven thousand seven hundred and three with four cents); ④ the fourth quarter Dec. 29 - March 28, the rent payable: ¥187113.6(amount in words: one hundred and eighty-seven thousand one hundred and thirteen Yuan with sixty cents).

The Contract will come into effect after being signed and sealed by both parties. The contract is made in duplicate, with either party holding one copy thereof respectively.

After the entry into force of this contract, the parties shall take written form for the alteration or supplement to the contents of the contract, as an appendix of this contract. The attachment of the contract shall have the same legal effect with this contract.

(No text below)